Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statements (Form S-3 Nos. 333-207633 and 333-224472) of Intel Corporation,

(2)	Registration Statements (Form S-4 Nos. 333-158222 and 333-224473) of Intel Corporation, and

(3)
Registration Statements (Form S-8 Nos. 333-172024, 333-45395, 333-49696, 333-124805, 333-135178, 333-135177, 333-143932, 333-141905, 333-160272, 333-160824, 333-172454, 333-172937, 333-175123, 333-190236, 333-191956, 333-205904, 333-208920, and 333-221555) of Intel Corporation;

of our reports dated February 1, 2019, with respect to the consolidated financial statements and schedule of Intel Corporation and the effectiveness of internal control over financial reporting of Intel Corporation included in this Annual Report (Form 10-K) of Intel Corporation for the year ended December 29, 2018.

/s/ Ernst & Young LLP

San Jose, California
February 1, 2019